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                                                                      EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 20 to Registration Statement No. 2-99977 of CitiFunds Multi-State Tax Free Funds (formerly known as Landmark Multi-State Tax Free Funds) of our reports each dated October 6, 1997 appearing in the annual reports to shareholders for the year ended August 31, 1997 of CitiFunds Connecticut Tax Free Reserves and CitiFunds New York Tax Free Reserves (each a separate series of CitiFunds Multi-State Tax Free Funds), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
December 23, 1997